Exhibit 99.1

Tenneco Provides Revenue Growth Outlook

Expects to Continue Outpacing Industry Production

Detroit, MI, January 11, 2017 – Tenneco Inc. (NYSE: TEN) today announced that in 2017 the company expects to outpace light vehicle industry production* by 4 percentage points, which is at the mid-point of last year’s estimate for outgrowing the industry in 2017. In total, Tenneco expects year-over-year revenue growth of 5%. This growth assumes current industry production forecasts and is at 2016 constant currency.

Tenneco Chairman and CEO Gregg Sherrill provided the company’s revenue outlook at the Deutsche Bank Global Auto Industry Conference in Detroit. “Tenneco has outpaced industry production by more than 3 percentage points over the last 10 years and I am pleased that our revenue outlook for 2017 builds on this proven track record of growth with contributions from both our Clean Air and Ride Performance product lines.”

The company expects revenue growth will be driven by:

•	An outstanding position on light vehicle platforms globally;

•	Regulatory-driven Clean Air content;

•	Increasing demand for advanced suspension systems, and;

•	Tenneco’s global aftermarket leadership.

Assumptions for the 2017 revenue outlook include:

•	Global industry light vehicle production* growth of 1%;

•	Global commercial truck production** growth of about 2%, and;

•	Growth in off-highway engine production** in regulated regions (North America and Europe) of about 2%.

-More-

In 2018 and 2019, Tenneco expects continued revenue growth, outpacing industry production by 3 to 5 percentage points each year. These estimates also exclude the impact of currency.

Tenneco will report its fourth quarter and full-year 2016 financial results on February 7, 2017.

*	IHS Automotive December 2016 global light vehicle production.
**	Power Systems Research January 2017 global commercial truck and bus production, PSR off-highway engine production in North America and Europe, and Tenneco estimates.

Tenneco is an $8.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 30,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomers.

Revenue estimates in this release are based on OE manufacturers’ programs that have been formally awarded to the company; programs where Tenneco is highly confident that it will be awarded business based on informal customer indications consistent with past practices; and Tenneco’s status as supplier for the existing program and its relationship with the customer. These revenue estimates are also based on anticipated vehicle production levels and pricing, including precious metals pricing and the impact of material cost changes. Unless otherwise indicated, our revenue estimate methodology does not attempt to forecast currency fluctuations, and accordingly, reflects constant currency. For certain additional assumptions upon which these estimates are based, see the slides accompanying the January 11, 2017 webcast, which will be available on the financial section of the Tenneco website at www.tenneco.com.

This press release contains forward-looking statements. Words such as “may,” “expects,” “anticipate,” “projects,” “will,” “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:(i) general economic, business and market conditions; (ii) changes in consumer demand, prices and the company’s ability to have our products included on top selling vehicles, including any shifts in consumer preferences to lower margin vehicles, for which we may or may not have supply arrangements; (iii) changes in automotive and commercial vehicle manufacturers’ production rates and their actual and forecasted requirements for the company’s products such as significant production cuts that automotive manufacturers may take in response to difficult economic conditions; (iv) the overall highly competitive nature of the automobile and commercial vehicle parts industries, and any resultant inability to realize the sales represented by the company’s awarded book of business which is based on anticipated pricing and volumes over the life of the applicable program; and (v) the loss of any of our large original equipment manufacturer (“OEM”) customers (on whom we depend for a substantial portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OEMs or any change in customer demand due to delays in the adoption or enforcement of worldwide emissions regulations. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these and other risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2015.

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Contacts:
Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com